UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549-1004
___________________

FORM 8-K
___________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 25, 2015
___________________

GENERAL MOTORS COMPANY
(Exact Name of Registrant as Specified in its Charter)
___________________

DELAWARE (State or other jurisdiction of incorporation)	001-34960 (Commission File Number)	27-0756180 (I.R.S. Employer Identification No.)
300 Renaissance Center, Detroit, Michigan (Address of Principal Executive Offices)	48265-3000 (Zip Code)

(313) 556-5000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

___________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 Regulation FD Disclosure

On June 25, 2015 General Motors Company (GM) Vice President, Controller & Chief Accounting Officer Thomas Timko gave a presentation to financial analysts which covered an overview of GM's financial reporting practices and policies. The presentation is attached as Exhibit 99.1.

ITEM 8.01 Other Events

During the presentation Mr. Timko announced that GM has determined that it will change the exchange rate used for remeasuring the net assets of its Venezuelan subsidiaries to the Sistema Marginal de Divisas (SIMADI) rate of approximately BsF 200 to $1.00 from the Complementary System of Foreign Currency Administration (SICAD) rate of BsF 12 to $1.00. The SIMADI rate is considered more reflective of economic reality in Venezuela and future transactions at the SICAD rate appear highly unlikely. As a result GM expects to record a pre-tax charge of approximately $600 million primarily related to this remeasurement in Automotive cost of sales in the second quarter of 2015. The remeasurement charge will be treated as special for EBIT-adjusted reporting purposes. GM does not expect this decision to impact its South American or Venezuelan operating results, nor does it believe it will affect 2015 adjusted free cash flows.

ITEM 9.01 Financial Statements and Exhibits

EXHIBIT

Exhibit	Description	Method of Filing
Exhibit 99.1	Presentation to Financial Analysts Dated June 25, 2015	Attached as Exhibit

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS COMPANY (Registrant)
/s/ THOMAS S. TIMKO
Date: June 25, 2015	By:	Thomas S. Timko Vice President, Controller and Chief Accounting Officer